Exhibit 10.2

AGREEMENT AND PLAN OF MERGER dated as of May 15, 2014, between Cabinet Grow, Inc., a Nevada Corporation (the “Surviving Entity”), and Cabinet Grow, Inc., a California Corporation (the “Merged Entity”).

RECITALS

A. The Surviving Entity and the Merged Entity are each sometimes referred to hereinafter as a “Constituent Entity” and collectively as the “Constituent Entities”.

B. Each of the Constituent Entities deems it advisable and generally in the best interest of such Entity, and the shareholders thereof, that the Merged Entity be merged with and into the Surviving Entity on the terms and conditions and with the effect set forth in this Agreement and pursuant to the provisions of Nevada Revised Statutes Chapter 92A (“Merger”).

C. The name, address and jurisdiction of organization and governing law of each Constituent Entity to the Merger is:

(a) Surviving Entity.  Cabinet Grow, Inc., a Nevada Corporation, 17801Main Street, Suite E Irvine, Ca. 92614, organized and governed by the laws of the State of Nevada; and

(b) Merged Entity.  Cabinet Grow, Inc. a California Corporation, 17801 Main Street, Suite E, Irvine Ca. 92614, organized and governed by the laws of the State of California.

AGREEMENT

In consideration of the mutual promises set forth herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

Section 1.  Merger.

(a) Effective Date of Merger. The Merger shall become effective on or after the filing by the Surviving Entity of the Articles of Merger with the Secretary of State of the State of Nevada (the “Effective Date”).

(b) Effect of Merger.  As of the Effective Date:

(i) Merged Entity.  The Merged Entity shall be merged with and into the Surviving Entity and the separate existence of the Merged Entity shall cease.

(ii) Surviving Entity.  Except as specifically set forth in this Agreement, the existence of the Surviving Entity, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger.  The Surviving Entity shall continue under the name “Cabinet Grow, Inc.” as a Nevada corporation organized pursuant to and in accordance with the Nevada Revised Statutes Chapters 78 (Private Corporations) and 92A (Mergers, Conversions, Exchanges And Domestications, Nev. Rev. Stat. Sections 78.010 to 78.795 and Sections 92A.005 to 92A.500, as amended from time to time.  The identity and existence, together with all the rights, privileges, immunities, powers and franchises of the Merged Entity, both of a public and private nature, and all property, real, personal and mixed, and all debts due on whatever account, and all other things or choices in action belonging to the Merged Entity, and all and every other interest shall be taken and deemed to be transferred to and to vest, and shall be vested, in the Surviving Entity as of the Effective Date without further act or deed and as effectively as they were formerly vested in the Merged Entity.

(iii) The Articles of Incorporation.  The Articles of Incorporation of the Surviving Entity existing on the Effective Date shall, as of the Effective Date, be the Articles of Incorporation of the Surviving Entity. The name and address of the Surviving Entity is as follows: Cabinet Grow, Inc. 17801 Main Street, Suite E, Irvine, CA. 92614

Section 2. Adoption of the Agreement.  This Agreement has been adopted and approved by the holders of a majority of the issued and outstanding capital of the Merged Entity and the holders of a majority of the issued and outstanding capital of the Surviving Entity.

Section 3. Further Acts.  The directors, officers and/or the shareholders of the Constituent Entities shall execute this Agreement and file all certificates, articles or other documents as may be required to be filed in the State of Nevada to effectuate the Merger.

Section 4. Expenses.  The Surviving Entity shall pay all the expenses of accomplishing the Merger, including, without limitation, the expenses of each Constituent Entity incurred in connection with this Agreement and the preparations for carrying this Agreement into effect.

Section 5. Abandonment.  Anything herein to the contrary notwithstanding, if the shareholders of any Constituent Entity should determine that for any legal, financial, economic or business reason deemed sufficient by such shareholders it is not in the best interests of such Entity or their shareholders, or is otherwise unadvisable or impracticable, to consummate the Merger, then such shareholders may abandon the Merger by directing the board of directors and officers of such Entity to refrain from executing or filing this Agreement or any certificate, articles or other documents as may be required to be filed in the State of Nevada to effectuate the Merger, and thereupon this Agreement shall be void and of no effect.  The filing of any certificate, articles or other documents, as may be required to be filed in the State of Nevada to effect this merger, shall constitute a waiver of any Constituent Entity’s right to abandon the Merger and shall serve as conclusive evidence that the shareholders of each of the Constituent Entities did not abandon the Merger and knowingly consummated the Merger.

Section 6. Ownership Interests.  The shareholders of the Merged Entity shall receive upon the surrender of the ownership interest in the Merged Entity held by it an equivalent percentage of the ownership interests of the Surviving Entity, so as to provide no change in the ownership percentage in the Surviving Entity as a result of the Merger. As a matter of clarification Matt Lee and Sam May will each exchange 5,000,000 shares of the Merged Entity’s common stock for 15,000,000 shares of the Surviving Entity’s common stock, whereas the 10,000,000 shares of the Merged Entity and the 30,000,000 shares of the Surviving Entity, each represents 100%, respectively, at the time of the Merger.

IN WITNESS WHEREOF, this Agreement has been entered into by each of the Constituent Entities as of the date first above written.

SURVIVING ENTITY:

Cabinet Grow, Inc.

a Nevada Corporation

By:

Sam May

Its: President and Director

MERGED ENTITY:

Cabinet Grow, Inc.

a California Corporation

By:

Matt Lee

Its: Secretary and Chairman of the Board